UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under

Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to

File Reports under Section 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 002-99110-NY

LIQUITEK ENTERPRISES, INC.

_________________________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

12159 South Business Park Dr. # 160

Draper, Utah   84020

(801) 501-8810

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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $.001 par value

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(Title of each class of securities covered by this form)

Common Stock, $.001 par value

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)

☒

Rule 12h-3(b)(1)(i)

☐

Rule 12g-4(a)(1)(ii)

☐

Rule 12h-3(b)(1)(ii)

☐

Rule 12g-4(a)(2)(i)

☐

Rule 12h-3(b)(2)(i)

☐

Rule 12g-4(a)(2)(ii)

☐

Rule 12h-3(b)(2)(ii)

☐

Rule 15d-6

☐

Approximate number holders of record as of the certification or notice date:   None

Pursuant to the requirements of the Securities Exchange Act of 1934, Liquitek Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 14, 2006

By:  /s/ John W. Nagel

Name: John W. Nagel

Title: Secretary and Director